Press Release	Exhibit 99.1

Silver State Bancorp Reports First Quarter Loss; Cites Deteriorating Economy as Reason for Results;

Capital Position and Liquidity Remain Strong

HENDERSON, Nev.—(BUSINESS WIRE)—April 30, 2008—Silver State Bancorp (NASDAQ: SSBX - News) today reported a net loss for the quarter ended March 31, 2008 of $14.4 million, or $0.95 per diluted share, compared with net income of $5.6 million or $0.39 per diluted share reported for the first quarter of 2007, directly reflecting a significant increase in the company’s loan loss reserve resulting from the impact of the deteriorating economy in the Nevada and Arizona markets on the Company’s loan portfolio, most specifically its residential construction and land loans.

Despite the reported loss, Silver State Bancorp’s capital levels remain above the “well-capitalized” levels dictated by Federal bank regulatory capital requirements as confirmed by the Company’s Total Risk-Based Capital Ratio of 11.4%.

The net loss for the quarter reflects an increased provision for loan losses of $31.0 million, attributed to first quarter charge-offs of $9.7 million and an increase in nonperforming loans to $78.0 million from $13.1 million. The increased provision offset an otherwise positive quarter of operations.

Compared with the first quarter of 2007, net interest income increased $1.9 million despite a falling interest rate environment. Operating expenses increased $2.9 million reflecting the addition of four branch offices, a new administrative facility and corresponding staff increases consistent with the Company’s planned growth strategy.

Corey L. Johnson, President and Chief Executive Officer, stated, “The impact of the deterioration of the Nevada and Arizona economies and real estate markets on certain segments of our loan portfolio, namely our residential construction and land loans, began to be realized toward the end of the first quarter of 2008 as project delays mounted and updated appraisals showing significant lower valuations were received. With many real estate projects requiring an extended time to market, some of our borrowers have exhausted their liquidity which requires us to place the loan into nonaccrual status.”

Mr. Johnson stated that, “While our results for the first quarter are not acceptable, they are, in senior management’s view, the consequence of the deteriorating economic environment. We will continue thorough detailed reviews of our portfolio, which includes updated appraisals, take steps to aggressively address and mitigate any further deterioration. We have a strong, experienced team in place to work with our borrowers to plot a course through this complicated and difficult economic period providing all involved with the best possible opportunity for a satisfactory outcome.”

Mr. Johnson also noted that, “We have taken actions to work through this economic environment of which the most obvious was the significant increase in our loan loss provision. We have also:

•	modified our lending guidelines to reflect the current economic conditions;

•	created a new internal loan review department to work in conjunction with our external loan review protocols;

•	increased the number of professionals in our Special Asset Department; and

•	effected a range of expense reduction measures.

Mr. Johnson stated that, “In addition to these operational adjustments, we are actively evaluating a variety of more global, strategic alternatives to improve our overall balance sheet.

“The range of alternatives includes the alteration of the mix of our loan portfolio, sales of certain of the weaker portions of the portfolio, adjusting our funding mix and other strategic alternatives to enhance our capital position and strengthen our balance sheet. To assist us in evaluating these alternatives the Board has enlisted the services of Keefe, Bruyette & Woods, Inc., a nationally recognized investment banking firm.”

Mr. Johnson continued, “Despite the challenges of this current market environment, we remain optimistic regarding the ability of our markets to recover and grow over the long term. The fundamental strength of Arizona and Nevada as desirable places to live and work continue to point to our markets as long term growth areas. Testament to this outlook is Silver State Bank’s continued SBA lending, an area in which we continue to lead the industry in our markets.

“While at this time, it would be reasonable to expect the second quarter to result in another loss which, combined with the first quarter results, could result in a loss for the year, we will work aggressively through this severe economic environment and continually evaluate and, where appropriate, modify our operational approach to position the Company to return to the earnings trend our shareholders have come to expect from us.”

Income Statement

Total interest income was $35.8 million for the quarter ended March 31, 2008 compared with $29.4 million for the corresponding period of 2007. This increase of $6.4 million or 21.6% was primarily the result of an increase in the balance of our average earning assets. Our average earning assets, driven by an increase in our average loans, increased $544.4 million or 44.9% for the first quarter of 2008 compared with the corresponding period of 2007. The average yield on earning assets decreased to 8.19% for the quarter ended March 31, 2008 compared with 9.84% for the corresponding period of 2007, primarily as a result of market interest rate reductions.

Total interest expense was $16.8 million for the quarter ended March 31, 2008 compared with $12.3 million for the corresponding period of 2007. This increase of $4.5 million or 36.5% was primarily the result of an increase in the balance of our average interest-bearing liabilities. Our average interest-bearing liabilities, driven primarily by an increase in interest-bearing deposits, increased $508.8 million or 50.7% for the first quarter of 2008 compared with the corresponding period of 2007. The average cost of interest-bearing liabilities decreased to 4.47% for the quarter ended March 31, 2008 compared with 4.98% for the corresponding period of 2007.

Net interest income was $18.9 million for the quarter ended March 31, 2008, an increase of $1.9 million or 10.9% compared with net interest income of $17.1 million for the corresponding period of 2007. The net interest margin decreased to 4.34% for the first quarter of 2008 compared with 5.22% for the fourth quarter of 2007 and compared with 5.72% for the first quarter of 2007. This decrease is primarily attributable to a decrease in the average yield of our loan portfolio reflecting recent interest rate cuts as well as continued competitive pressures on the pricing of our deposit products. In addition, our net interest margin decreased by 0.22% due to the reversal of interest income on loans being placed on nonaccrual status during the first quarter of 2008.

The provision for loan losses was $31.0 million for the quarter ended March 31, 2008 compared with $3.6 million for the quarter ended December 31, 2007 and compared with $1.3 million for the quarter ended March 31, 2007. The increase in the provision for loan losses is primarily attributable to the Company’s residential construction and land portfolio which continues to experience deterioration in estimated collateral values and repayment abilities of some of the Company’s customers.

Total non-interest income was $2.0 million for the quarter ended March 31, 2008, a decrease of $705,000 or 26.4% compared with non-interest income of $2.7 million for the corresponding period of 2007. Total non-interest income represented 5.2% of total revenue for the first quarter of 2008 compared with 8.3% for the corresponding period of 2007. The decrease in non-interest income was primarily the result of a decrease in the gain on sale of loans which decreased $586,000 or 32.0% for the quarter ended March 31, 2008 compared with the corresponding period of 2007.

Total non-interest expense was $12.3 million for the quarter ended March 31, 2008, an increase of $2.9 million or 30.6% compared with total non-interest expense of $9.4 million for the corresponding period of 2007. The increase was primarily attributable to expenses associated with salaries and employee benefits which increased $1.5 million or 26.4% to $7.4 million for the quarter ended March 31, 2008 compared with $5.8 million for the corresponding period of 2007 due to the addition of new employees which is consistent with our overall growth. Occupancy expenses increased $441,000 or 61.6% to $1.2 million for the quarter ended March 31, 2008 compared with $716,000 for the corresponding period of 2007 primarily as a result of the Company’s number of full service branch offices increasing to 16 at March 31, 2008 from 12 at March 31, 2007 as well as opening of our new corporate and administration office building during the second quarter of 2007. Depreciation and amortization expense increased $180,000 or 30.4% to $772,000 for the quarter ended March 31, 2008 compared with $592,000 for the corresponding period of 2007 due to increases in premises, equipment and other depreciable assets. Insurance expense increased $245,000 or 355.1% to $314,000 for the quarter ended March 31, 2008 compared with $69,000 for the corresponding period of 2007 due primarily to an increase in FDIC deposit insurance assessments.

Total income tax benefit was $8.0 million for the quarter ended March 31, 2008, a difference of $11.4 million or 335.3% compared with total income tax expense of $3.4 million for the corresponding period of 2007.

Balance Sheet

Total assets were $1.9 billion at March 31, 2008, an increase of $151.0 million or 8.6% from December 31, 2007. This increase is due primarily to internally generated loan growth.

Net loans, excluding loans held for sale, totaled $1.6 billion at March 31, 2008, an increase of $47.0 million or 3.1% from December 31, 2007. Loans held for sale totaled $91.2 million at March 31, 2008, an increase of $22.3 million or 32.4% from December 31, 2007. The majority of the loan growth was in construction and land loans which grew $54.9 million or 5.2% from December 31, 2007. Net loans represented 82.9% of total assets at March 31, 2008 compared with 87.3% at December 31, 2007. The allowance for loan and lease losses represented 2.50% of gross loans at March 31, 2008 and 1.24% at December 31, 2007.

Our total cash and cash equivalents were $84.7 million at March 31, 2008, an increase of $70.9 million or 512.2% from December 31, 2007. This increase is due to our concerted efforts to increase our liquidity, which is continuing into the second quarter. We expect cash and cash equivalents to exceed $200 million at the end of April.

Deposits totaled $1.6 billion at March 31, 2008, an increase of $145.6 million or 10.2% from December 31, 2007. The majority of our deposit growth occurred in time deposits which grew $184.1 million or 26.7% from December 31, 2007. At March 31, 2008, $674.1 million of our total deposits are considered for regulatory purposes to be brokered deposits, an increase of $173.9 million or 34.8% from December 31, 2007. We expect to gradually reduce the level of brokered deposits throughout the remainder of 2008. Federal Home Loan Bank advances were $117.6 million at March 31, 2008, an increase of $27.0 million or 29.8% from December 31, 2007. Deposits and Federal Home Loan Bank advances are used as our primary funding sources to support our loan growth.

Junior subordinated debt totaled $69.6 million at March 31, 2008 and remained unchanged from December 31, 2007. Our junior subordinated debt, which is issued to our statutory trust subsidiaries that, in turn, issue trust preferred securities, is considered long-term borrowing for financial reporting purposes but is included as a component of regulatory capital, subject to limitations.

Stockholders’ equity decreased $15.5 million or 9.9% from December 31, 2007. This decrease was primarily a result of the Company’s $14.4 million loss for the first quarter. The Company also repurchased 146,600 shares of its common stock under an authorized stock repurchase program at a weighted average price per share of $10.29 during the quarter ended March 31, 2008. Total stockholders’ equity represented 7.4% of total assets at March 31, 2008, compared with 8.9% at December 31, 2007. Tangible book value per share decreased to $8.09 at March 31, 2008 from $9.03 at December 31, 2007.

Asset Quality and Capital Ratios

At March 31, 2008 nonperforming loans were $78.0 million and represented 4.79% of gross loans and nonperforming assets were $79.2 million and represented 4.14% of total assets. Net charge-offs were $9.7 million for the quarter ending March 31, 2008 and as a percentage of average loans were 0.57% for the quarter ending March 31, 2008. These increases are due primarily to residential construction and land loans where the borrower has experienced project delays affecting the timing or completion of projects or financial difficulty due to the current challenging economic environment coupled with declining real estate values.

The Company is considered “well-capitalized” pursuant to regulatory capital definitions at March 31, 2008 with Tier 1 Risk-Based, Total Risked-Based and Leverage Capital Ratios of 9.1%, 11.4% and 9.3%, respectively.

Conference Call

Silver State Bancorp will host a conference call at 11:00 AM Eastern Time/8:00 AM Pacific Time on Thursday, May 1, 2008 to discuss the Company’s performance and first quarter results. Participants may access the call by dialing 866.510.0707 (International dial 617.597.5376) using the pass code 45143649. The call will be recorded and made available for replay after 1:00 PM Eastern Time on May 1, 2008 until 11:59 PM Eastern Time on May 8, 2008 by dialing 888.286.8010 (International dial 617.801.6888) using the pass code 17106208. A replay will also be available via web broadcast at www.silverstatebancorp.com.

About Silver State Bancorp

Silver State Bancorp, through its wholly owned subsidiary Silver State Bank, currently operates thirteen full service branches in southern Nevada and four full service branches in the Phoenix/Scottsdale market area. Silver State Bank also operates loan production offices located in Nevada, California, Washington, Oregon, Utah, Colorado and Florida. Please visit www.silverstatebancorp.com for more information.

Forward-Looking Statements

This press release contains forward-looking statements. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “believe,” “anticipate,” “seek,” and similar expressions are forward-looking in nature and reflect management’s view only as the date hereof. Actual results and events could differ materially from those expressed or anticipated and are subject to a number of risks and uncertainties including but not limited to fluctuations in interest rates, asset quality, government regulations, economic conditions and competition in the geographic and business areas in which Silver State Bancorp conducts its operations. We undertake no obligation to review or update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Silver State Bancorp and Subsidiaries

Consolidated Balance Sheets

March 31, 2008 and December 31, 2007

(Dollars in thousands)

(UNAUDITED)

	March 31, 2008	December 31, 2007
Assets
Cash and cash equivalents	$19,572	$13,838
Federal funds sold	65,138	—

Total cash and cash equivalents	84,710	13,838
Securities available-for-sale	52,704	51,966
Federal Home Loan Bank stock, at cost	5,875	5,469
Loans held for sale	91,185	68,868
Loans, net of allowance for losses of $40,651 and $19,304, respectively	1,586,687	1,539,667
Premises and equipment, net	44,462	43,081
Accrued interest receivable	9,064	9,874
Deferred taxes, net	13,534	5,902
Other real estate owned	1,249	110
Goodwill	18,835	18,835
Intangible asset, net of amortization of $314 and $247, respectively	850	917
Prepaids and other assets	6,056	5,656

Total assets	$1,915,211	$1,764,183

Liabilities and Stockholders’ Equity
Deposits:
Non-interest bearing demand	$142,145	$177,084
Interest bearing:
Checking	531,848	535,902
Savings	23,427	22,943
Time, $100 and over	282,809	256,392
Other time	591,853	434,183

Total deposits	1,572,082	1,426,504
Accrued interest payable and other liabilities	11,506	9,890
Federal funds purchased and securities sold under repurchase agreements	2,339	9,983
Federal Home Loan Bank advances and other borrowings:
Short-term borrowings	64,000	34,000
Long-term borrowings	53,600	56,600
Junior subordinated debt	69,589	69,589

Total liabilities	1,773,116	1,606,566

Stockholders’ Equity
Preferred stock, par value of .001 cents; 10,000,000 shares authorized; none issued or outstanding	—	—
Common stock, par value of .001 cents; 60,000,000 shares authorized; shares issued 2008: 15,955,098; 2007: 15,944,154; shares outstanding 2008: 15,135,765; 2007: 15,271,421	16	16
Additional paid-in capital	80,001	79,721
Retained earnings	67,500	81,974
Accumulated other comprehensive income	244	64

	147,761	161,775
Less cost of treasury stock, 2008: 819,333 shares, 2007: 672,733 shares	(5,666)	(4,158)

Total stockholders’ equity	142,095	157,617

Total liabilities and stockholders’ equity	$1,915,211	$1,764,183

Silver State Bancorp and Subsidiaries

Consolidated Statements of Operations

For the three months ended March 31, 2008 and 2007

(Dollars in thousands, except per share information)

(UNAUDITED)

	Three Months Ended March 31,
	2008	2007
Interest and dividend income on:
Loans, including fees	$34,913	$28,433
Securities, taxable	645	693
Dividends on FHLB stock	71	59
Federal funds sold and other	124	212

Total interest income	35,753	29,397

Interest expense on:
Deposits	14,360	10,767
Federal funds purchased and securities sold under repurchase agreements	92	154
Short-term borrowings	639	165
Long-term borrowings	663	571
Junior subordinated debt	1,068	666

Total interest expense	16,822	12,323

Net interest income	18,931	17,074
Provision for loan losses	31,000	1,330

Net interest income (loss) after provision for loan losses	(12,069)	15,744

Other income:
Gain on sale of loans	1,245	1,831
Net realized gain on sale of available-for-sale securities	52	31
Service charges on deposit accounts	265	199
Loan servicing fees, net of amortization	67	189
Other income	337	424
Gain on disposal of other assets	3	—

Total non-interest income	1,969	2,674

Non-interest expense:
Salaries, wages and employee benefits	7,367	5,830
Occupancy	1,157	716
Depreciation and amortization	772	592
Insurance	314	69
Professional fees	930	851
Advertising, public relations and business development	313	225
Customer service expense	92	87
Loss on other real estate owned	16	182
Other	1,359	879

Total non-interest expense	12,320	9,431

Income (loss) before income taxes	(22,420)	8,987
Income taxes (benefit)	(7,999)	3,399

Net income (loss)	(14,421)	5,588

Basic income (loss) per common share	$(0.95)	$0.41

Diluted income (loss) per common share	$(0.95)	$0.39

Silver State Bancorp and Subsidiaries

Summary Consolidated Financial and Other Data

(Dollars in thousands, except per share data and ratios)

(UNAUDITED)

	At or for the Three Months Ended March 31,
	2008	2007
Selected Financial Data:
Interest income	$35,753	$29,397
Interest expense	16,822	12,323

Net interest income	18,931	17,074
Provision for loans losses	31,000	1,330

Net interest income (loss) after provision for loan losses	(12,069)	15,744
Non-interest income	1,969	2,674
Non-interest expense	12,320	9,431

Income (loss) before income taxes	(22,420)	8,987
Provision for income taxes (benefit)	(7,999)	3,399

Net Income (loss)	$(14,421)	$5,588

Share data:
Earnings (loss) per share—basic	$(0.95)	$0.41
Earnings (loss) per share—diluted	(0.95)	0.39
Book value per share	9.39	8.19
Tangible book value per share	8.09	6.74
Shares outstanding at period end	15,135,765	13,724,114
Weighted average shares outstanding—basic	15,210,741	13,696,855
Weighted average shares outstanding—diluted	15,210,741	14,170,469

Selected Balance Sheet Data:
Cash and cash equivalents	$84,710	$36,261
Investments and other securities	52,704	57,565
Loans held for sale	91,185	62,392
Gross loans, including net deferred loan fees	1,627,338	1,168,478
Allowance for loan losses	40,651	12,530
Assets	1,915,211	1,384,783
Deposits	1,572,082	1,151,226
Junior subordinated debt	69,589	38,661
Stockholders’ equity	142,095	112,399

Selected Other Balance Sheet Data:
Average assets	$1,833,659	$1,284,435
Average earning assets	1,755,980	1,211,543
Average stockholders’ equity	160,401	109,905

Selected Capital Ratios:
Leverage Ratio	9.3%	10.3%
Tier 1 Risk-Based Capital ratio	9.1%	9.5%
Total Risk-Based Capital ratio	11.4%	10.4%

Silver State Bancorp and Subsidiaries

Summary Consolidated Financial and Other Data (continued)

(Dollars in thousands, except per share data and ratios)

(UNAUDITED)

	At or for the Three Months Ended March 31,
	2008	2007
Selected Financial & Performance Ratios:
Return on average assets (1)	-3.16%	1.76%
Return on average stockholders’ equity (1)	-36.16%	20.62%
Net interest rate spread (1)(2)	3.72%	4.86%
Net interest margin (1)(3)	4.34%	5.72%
Efficiency ratio (4)	58.95%	47.76%
Loan to deposit ratio	103.51%	101.50%
Average earning assets to average interest-bearing liabilities	116.10%	120.71%
Average stockholders’ equity to average assets	8.75%	8.56%

Selected Asset Quality Ratios:
Nonperforming loans to gross loans (5)	4.79%	0.01%
Nonperforming assets to total assets (6)	4.14%	0.02%
Loans past due 90 days or more and still accruing to total loans	—	—
Allowance for loan losses to gross loans	2.50%	1.07%
Allowance for loan losses to nonperforming loans	52.15%	9789.06%
Net charge-offs to average loans outstanding	0.57%	0.00%

Selected Other Data:
Number of full service branch offices	16	12

(1)	Annualized for the three months ended March 31, 2008 and 2007.
(2)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(3)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(4)	Efficiency ratio represents non-interest expenses as a percentage of the total of net interest income plus non-interest income.
(5)	Nonperforming loans are defined as loans that are past due 90 days or more plus loans placed in nonaccrual status.
(6)	Nonperforming assets include nonperforming loans plus other real estate owned.

Silver State Bancorp and Subsidiaries

Average Balance Sheet Data

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended March 31,
	2008			2007
	Average Balance	Interest	Average Yield/ Cost (5)	Average Balance	Interest	Average Yield/ Cost (5)
	(Dollars in thousands)
Interest-earning assets
Investment Securities-taxable	$52,495	$645	4.94%	$61,027	$693	4.61%
Federal funds sold and other	17,228	124	2.89%	16,480	212	5.22%
Loans (1)(2)	1,680,474	34,913	8.36%	1,129,930	28,433	10.21%
FHLB stock	5,783	71	4.94%	4,106	59	5.83%

Total earning assets	1,755,980	35,753	8.19%	1,211,543	29,397	9.84%
Non-interest earning assets
Cash and due from banks	15,144			18,564
Allowance for loan losses	(20,207)			(11,539)
Other assets	82,742			65,867

Total assets	$1,833,659			$1,284,435

Interest-bearing liabilities
Interest checking	$10,493	$27	1.03%	$20,896	$57	1.11%
Savings and money market	543,906	4,819	3.56%	466,931	5,376	4.67%
Time deposits	762,968	9,514	5.02%	402,386	5,334	5.38%

Total interest-bearing deposits	1,317,367	14,360	4.38%	890,213	10,767	4.91%
Short-term borrowings	70,076	731	4.20%	24,710	319	5.24%
Long-term debt	55,446	663	4.81%	50,111	571	4.62%
Junior subordinated debt	69,589	1,068	6.17%	38,661	666	6.99%

Total interest-bearing liabilities	1,512,478	16,822	4.47%	1,003,695	12,323	4.98%
Non-interest bearing liabilities
Non-interest bearing demand deposits	149,472			163,634
Other liabilities	11,308			7,201
Stockholders’ equity	160,401			109,905

Total liabilities and stockholders’ equity	$1,833,659			$1,284,435

Net interest rate spread (3)			3.72%			4.86%
Net interest income/net interest margin (4)		$18,931	4.34%		$17,074	5.72%

Total interest-earning assets to interest-bearing liabilities	116.10%			120.71%

(1)	Net loan fees of $3.7 million and $2.3 million are included in the yield computation for the three months ended 2008 and 2007, respectively.
(2)	Nonaccrual loans have been included in average loan balances.
(3)	Net interest spread represents average yield earned on interest-earning assets less the average rate paid on interest-bearing liabilities.
(4)	Net interest margin is computed by dividing net interest income by total average earning assets.
(5)	Annualized.

CONTACT: Silver State Bancorp

Investors:

Corey L. Johnson, 702-433-8300

Michael J. Threet, 702-433-8300

or

Stern And Company

Media:

Steve Stern, 702-240-9533

steve@sdsternpr.com

SOURCE: Silver State Bancorp